Exhibit 5.1

June 18, 2015

DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Re: Registration Statement on Form S-3 filed by DDR Corp. for the benefit of Selling Shareholders

Ladies and Gentlemen:

We have acted as counsel for DDR Corp., an Ohio corporation (the “Company”), in connection with the registration for resale by certain of the Company’s shareholders identified in the Registration Statement on Form S-3 to which this opinion is an exhibit (as the same may be amended from time to time, the “Registration Statement”) of 40,577,781 common shares, $0.10 par value per share, of the Company held by the selling shareholders (the “Shares”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Ohio as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day